Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Hunter Maritime Acquisition Corp. (the “Company”) of our report dated February 12, 2019 with respect to our audit of NCF Wealth Holdings Limited’s consolidated financial statements as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, which appears in the Schedule TO of Hunter Maritime Acquisition Corp. filed with the U.S. Securities and Exchange Commission on February 12, 2019. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

March 29, 2019